Exhibit 2.3

Execution Version

PUBCO CLASS A WARRANT AGREEMENT

THIS PUBCO CLASS A WARRANT AGREEMENT (this “Agreement”), dated as of October 12, 2023, is entered into by and between MoneyHero Limited, an exempted company duly incorporated and existing under the laws of the Cayman Islands (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form F-4, No: 333-274454, for the registration under the Securities Act of 1933, as amended, of, among other securities, the Class A ordinary shares of the Company, par value US$0.0001 per share (the “Class A Ordinary Shares”) issuable upon exercise of the Warrants (as defined below);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company and the holders of the Warrants in accordance with the warrant instrument attached hereto as Exhibit A (the “Warrant Instrument”), the provisions of which are incorporated herein; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed by the Company as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent and authorized representative of the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be (a) issued in registered form only, (b) in substantially the form of Schedule 1 to the Warrant Instrument, and (c) signed by, or bear the facsimile signature of, an authorized signatory of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Warrant Issuance. The Warrant Agent is hereby authorized to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to clause 2.1 of the Warrant Instrument, and the Company shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3. Terms and Exercise of Warrants.

3.1 Exercise Price. Each Warrant shall entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company 0.307212 Class A Ordinary Shares, subject to the adjustments provided in clause 7 of the Warrant Instrument, at the Exercise Price specified therein. The term “Exercise Price” as used in this Agreement refers to the exercise price per Warrant at which 0.307212 Class A Ordinary Shares, subject to the adjustments provided in clause 7 of the Warrant Instrument, may be purchased at the time a Warrant is exercised.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the issuance date of such Warrant and ending on October 14, 2027 (both dates inclusive) (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the end of the Expiration Date.

3.3 Exercise of Warrants. The Warrants shall be exercised in accordance with clauses 2, 4, 5, 6 and 9 of the Warrant Instrument. The Warrant Agent is hereby authorized to perform the Company’s obligations under clauses 6 and 9 of the Warrant Instrument.

4. Adjustments. The Exercise Ratio (as defined in the Warrant Instrument), the Exercise Price and any fractional Class A Ordinary Shares issuable upon exercise of the Warrants shall be adjusted in accordance with clause 7 of the Warrant Instrument. Upon occurrence of any adjustment to the Exercise Rights (as defined in the Warrant Instrument) made pursuant to clauses 7.1 to 7.4 of the Warrant Instrument, the Company shall promptly notify the Warrant Agent of such adjustment in writing, following which, the Warrant Agent shall send the registered holders notice of such adjustment together with a replacement warrant certificate in accordance with clause 7.5 of the Warrant Instrument.

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5. Transfer, Exchange and Replacement of Warrants.

5.1 Registration of Transfer. Subject to clause 2 of Schedule 2 to the Warrant Instrument, the Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant in the Warrant Register, upon surrender of such Warrant for transfer, accompanied by duly stamped instrument of transfer and such other evidence as the board of directors of the Company may reasonably require to show the right of the transferor to make the transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled may be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that the transfer of the Warrant so surrendered is subject to the Company’s prior written consent pursuant to clause 2 of Schedule 2 to the Warrant Instrument, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received a copy of the Company’s written consent with respect to such transfer.

5.3 Replacement of Warrants. If a Warrant is mutilated, defaced, lost, stolen or destroyed, it will be replaced in accordance with clause 12 of the Warrant Instrument. Mutilated or defaced Warrant in respect of which replacement is being sought must be surrendered to the Warrant Agent before replacement will be issued.

5.4 Fractional Warrants. No fractions of a Class A Ordinary Share shall be issued on the exercise of a Warrant. If, by reason of any provisions in the Warrant Instrument, any registered holder would otherwise be entitled, upon the exercise of its Exercise Rights (as defined in the Warrant Instrument), to receive a fractional interest in a Class A Ordinary Share (after aggregating all fractional Class A Ordinary Shares that otherwise would be received by such registered holder), the Warrant Agent shall, upon such exercise, round down the number of Class A Ordinary Shares to be issued to such warrantholder to the nearest whole number.

5.5 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6 Warrant Execution. The Warrant Agent is hereby authorized to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of Section 4 and this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purposes.

6. Concerning the Warrant Agent and Other Matters.

6.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

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6.2 Resignation, Consolidation, or Merger of Warrant Agent.

6.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Class A Ordinary Shares not later than the effective date of any such appointment.

6.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

6.3 Fees and Expenses of Warrant Agent.

6.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

6.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

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6.4 Liability of Warrant Agent.

6.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by an authorized signatory of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

6.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under clause 7 of the Warrant Instrument or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of Class A Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Class A Ordinary Shares will when issued be valid and fully paid and nonassessable.

6.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of Class A Ordinary Shares through the exercise of Warrants.

7. Miscellaneous Provisions.

7.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

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7.2 Notices.

7.2.1 Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent to or on the Company shall be given by, delivered at or sent by first class post or other faster service or facsimile transmission or other means of electronic communication to the latest known postal address, relevant facsimile number or electronic communication (email) address of the Company (until another address is filed in writing by the Company with the Warrant Agent). The postal address of the Company as of the date of this Agreement is as follows:

MoneyHero Limited

c/o 70 Shenton Way, #18-15, EON Shenton, S079118, Singapore

Attn: Shaun Kraft; Laura Hannon

7.2.2 Any notice, statement or demand authorized by this Agreement to be given or made by the Company to or on the Warrant Agent shall be be given by, delivered at or sent by first class post or other faster service or facsimile transmission or other means of electronic communication to the latest known postal address, relevant facsimile number or electronic communication (email) address of the Warrant Agent (until another address is filed in writing by the Warrant Agent with the Company). The postal address of the Warrant Agent as of the date of this Agreement is as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30 FL

New York, New York 10004

Attn: Compliance Department

7.2.3 Any notice, sent pursuant to this Agreement shall be effective, (i) if delivered, at the time of delivery; (ii) if posted, at 10.00 a.m. on the seventh (7th) business day after it was put into the post; or (iii) if sent by facsimile or email, at the time of completion of transmission.

7.3 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

7.5 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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7.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.7 Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments shall require Warrantholder Consent (as defined in the Warrant Instrument). For the avoidance of doubt, (i) all or any of the rights for the time being attached to the warrants (including the Exercise Rights) may from time to time be altered or abrogated with Warrantholder Consent and shall be effected by an instrument by way of deed poll executed by the Company and expressed to be supplemental to the Warrant Instrument; and (ii) modifications to the Warrant Instrument that are of a formal, minor or technical nature, or made to correct a manifest error, may be effected by an instrument by way of deed poll executed by the Company and expressed to be supplemental to the Warrant Instrument.

7.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

MONEYHERO LIMITED

By:
Name: Shaun Kraft
Title: Authorized Signatory and Chief
Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to PubCo Class A Warrant Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

MONEYHERO LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: Stacy Aqui
Title: Vice President

[Signature Page to PubCo Class A Warrant Agreement]

Exhibit A

Instrument of PubCo Class A Acquisition Warrants

Execution Version

Dated October 12, 2023

WARRANT INSTRUMENT

RELATING TO 20,067,574 WARRANTS TO SUBSCRIBE FOR

CLASS A ORDINARY SHARES IN MONEYHERO LIMITED

TABLE OF CONTENTS

		Page

1	Interpretation	1

2	Constitution and Form of Warrants	5

3	Register and Warrant Certificates	6

4	Timing for exercise of Exercise Rights	6

5	Mechanism for Exercising Exercise Rights	6

6	Completion	6

7	Adjustment	7

8	Undertaking of PubCo	8

9	Winding up of PubCo	8

10	Transfer of Warrants	9

11	Variation of Rights	9

12	Replacement of Warrant Certificates	9

13	Notices	9

14	Termination	9

15	Governing Law and Arbitration	9

Schedule 1 Form of Warrant Certificate		1

Notice of Exercise		3

Schedule 2 Register, Transfer and Notices		4

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THIS INSTRUMENT is entered into by way of deed poll on October 12, 2023 by:

MoneyHero Limited (formerly known as Hyphen Group Limited), an exempted company duly incorporated and existing under the laws of the Cayman Islands with its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (together with its authorized representatives, where applicable, “PubCo”).

WHEREAS:

(A)

On May 25, 2023, PubCo, CompareAsia Group Capital Limited, an exempted company duly incorporated and existing under the Laws of the Cayman Islands with its registered office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”), Bridgetown Holdings Limited, a Cayman Islands exempted company limited by shares, Gemini Merger Sub 1 Limited , a Cayman Islands exempted company limited by shares and a direct wholly-owned Subsidiary of PubCo, and Gemini Merger Sub 2 Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned Subsidiary of PubCo, entered into a business combination agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”).

(B)

In connection with the transactions contemplated under the Business Combination Agreement, on May 25, 2023, PubCo and the Company, among others, entered into a supplemental deed (as amended, modified or supplemented from time to time, the “Supplemental Deed”) in relation to the warrant instrument relating to warrants to subscribe for class A ordinary shares in the Company, dated October 14, 2022.

(C)

Pursuant to the Supplemental Deed, upon the Acquisition Effective Time (as defined in the Business Combination Agreement), PubCo shall create and issue the Warrants (as defined below) to subscribe Class A Ordinary Shares (as defined below) on the terms and subject to the conditions set out in this Instrument.

(D)	This Instrument has been executed by PubCo as a deed poll in favour of the Warrantholders (as defined below).

THIS INSTRUMENT WITNESSES as follows:

1	Interpretation

1.1	In this Instrument, unless otherwise defined herein, capitalised terms have the meanings ascribed to them in the Business Combination Agreement:

“Affiliate” means (i) with respect to a Person other than a natural person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person and (ii) in the case of a Person that is a natural person, any other Person that is directly or indirectly Controlled by such Person or is a Relative of such Person or any Person that is directly or indirectly Controlled by such Relative;

“Board” means the board of directors of PubCo;

“Business” means PubCo and its Subsidiaries’ business of operating a web or application-based marketplace, community, brokerage or aggregator service specialized in fintech and financial services and comparing banking, insurance, telecommunication, utility or other personal finance products and/or providing platform- or software-as-a-service solutions;

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Singapore, Hong Kong, the Cayman Islands or New York City, New York are authorized or required by applicable law to close;

“Class A Ordinary Shares” means the Class A ordinary shares of PubCo, par value US$0.0001 per share;

“Control” means with respect to a Person, (i) direct or indirect ownership or control of more than 50% of the outstanding voting securities of such Person; (ii) the ability to appoint or remove a majority of the directors of the board (or equivalent governing body) of such Person; (iii) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (iv) the ability to direct or cause the direction of the management and policies of such Person (whether by contract or howsoever arising); and the terms “Controls”, “Controlling” and “Controlled” shall be construed accordingly;

“Exercise Period” means, in relation to the Warrants represented by a Warrant Certificate, the period commencing on the Issuance Date of such Warrants and ending on October 14, 2027 (both dates inclusive);

“Exercise Price” means:

(i)	in relation to the Warrants (Class A-1), US$2.9899 per Warrant,

(ii)	in relation to the Warrants (Class A-2), US$5.9798 per Warrant,

(iii)	in relation to the Warrants (Class A-3), US$8.9697 per Warrant,

in each case, for avoidance of doubt, regardless of the number of Class A Ordinary Shares each Warrant is convertible into, upon exercise of the Exercise Rights, as determined by the Exercise Ratio;

“Exercise Ratio” means, initially, at the rate of 0.307212 Class A Ordinary Share for each Warrant, as adjusted from time to time in the circumstances and in the manner referred to in clause 7;

“Exercise Rights” means the rights of Warrantholders to exercise the Warrants for Class A Ordinary Shares at the Exercise Price and at the Exercise Ratio, pursuant to clause 5;

“Government Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of Hong Kong, Singapore, the Cayman Islands or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization;

“Holding Company” has the meaning given in clause 1.4.4;

“Issuance Date” means, in relation to the Warrants represented by a Warrant Certificate, the date of issuance of such Warrants as stipulated in the Warrant Certificate;

“Notice of Exercise” means the notice set out in the schedule to the Warrant Certificate;

“Permitted Transferee” means with respect to any Warrantholder, any Person other than (i) PubCo or any of its Subsidiaries or (ii) any Prohibited Transferee (whether or not an Affiliate of the transferring Warrantholder);

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;

“Politically Exposed Person” means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a Government Authority (whether elected or not), a current or former senior official of a major political party, or a current or former senior executive of a government-owned commercial enterprise. In addition, a Politically Exposed Person includes any corporation, business or other entity that has been formed by, or for the benefit of, a Politically Exposed Person;

“Prohibited Transferee” means (i) any PubCo Competitor; (ii) any current or potential future provider of PubCo within the insurance, retail banking or telecommunications industry; (iii) any Person whose involvement or investment in the Business is or could reasonably be, as determined by the Board, damaging to the reputation of the Business, and in each case of (i) and (ii), unless otherwise determined by the Board; or (iv) any Person who (a) is named on (1) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter or (2) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr); (b) is targeted by or subject to any sanction administered or enforced by the Office of Foreign Assets Control of the US Department of the Treasury, the U.S. Department of State or under a UN Security Council Resolution; or (c) is a Politically Exposed Person; provided, that in respect of any transfer of Warrants by Global Private Opportunities Partners II LP or Global Private Opportunities Partners II Offshore Holdings LP, any Affiliate of Goldman, Sachs & Co. or any Person who is an investor in funds advised by an Affiliate of Goldman, Sachs & Co., shall be deemed not to be a Prohibited Transferee;

“PubCo Bank Account” means the following bank account designated by PubCo (as may be updated by PubCo by notice in writing to the Warrantholders):

Correspondent Bank Name: JP Morgan Chase

Correspondent Bank SWIFT Code: CHASUS33

ABA Routing Number: 021000021

Correspondent Bank Address (or country): 270 Park Avenue, 41st Floor, New York,

NY 10017

Beneficiary Account Name: Continental Stock Transfer & Trust Company AAF

MoneyHero Limited

Beneficiary Account Number: 557-761189

“PubCo Competitor” means any marketplace, brokerage or aggregator for financial services, including banking, brokerage and insurance companies, telecommunication companies, utility providers as well as companies that compare banking, brokerage, insurance, telecommunication or utility products, or compare any other products that PubCo or its Subsidiaries are comparing from time to time, unless the Board otherwise determines;

“PubCo Charter” means the amended and restated memorandum and articles of association of PubCo, as amended from time to time;

“Register” means the respective registers of entitlement to the Warrants as maintained by PubCo and amended from time to time, including the original registers and copies thereof;

“Registered Office” means the registered office of PubCo or any other places designated by PubCo from time to time. The Registered Office shall initially be:

Continental Stock Transfer & Trust Company

1 State Street, 30 FL

New York, New York 10004

“Relative” of a natural person shall mean the siblings, spouse and children of such natural person and any parent or siblings of such natural person or spouse;

“Shares” shall mean any shares in the capital of PubCo;

“Subsidiary” has the meaning given in clause 1.4.4;

“Warrant (Class A-1)” means each of the Warrants described as Class A-1 Warrants in the relevant Warrant Certificate with the Exercise Price attributable to such class of Warrants;

“Warrant (Class A-2)” means each of the Warrants described as Class A-2 Warrants in the relevant Warrant Certificate with the Exercise Price attributable to such class of Warrants;

“Warrant (Class A-3)” means each of the Warrants described as Class A-3 Warrants in the relevant Warrant Certificate with the Exercise Price attributable to such class of Warrants;

“Warrant Certificate” means a certificate in the form, or substantially in the form, set out in Schedule 1;

“Warrant Shares” means the Class A Ordinary Shares issuable upon the exercise of the Warrants;

“Warrantholder” means the Person or Persons in whose name(s) a Warrant is approved by the Board to be issued and is registered by the Register as duly held by such Person;

“Warrantholder Consent” means the consent of a majority of the holders of not less than 75 per cent. of the Warrants; and

“Warrants” means the warrants of PubCo constituted by this Instrument and all rights conferred by it.

1.2	Words and expressions defined in PubCo Charter shall, unless otherwise defined in this Instrument, have the same meaning when used in this Instrument.

1.3	The headings in this Instrument do not affect its interpretation.

1.4	In this Instrument a reference to:

1.4.1	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Instrument;

1.4.2	references herein to ‘this Instrument’ include, where the context so admits, the Schedules hereto;

1.4.3	a statutory provision shall be construed as a reference to those provisions and any subordinate legislation made under the statutory provision in force at the date of this Instrument; and

1.4.4	a company is a “Subsidiary” of another company, its “Holding Company” if that other company:

(a)	holds a majority of the voting rights in it; or

(b)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(c)	is a member of it and Controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

or if it is a Subsidiary of a company which itself is a Subsidiary of that other company.

2	Constitution and Form of Warrants

2.1	PubCo hereby creates and issues, pursuant to the Supplemental Deed, 20,067,574 warrants of PubCo to subscribe for Class A Ordinary Shares on the terms and subject to the conditions of this Instrument.

2.2

Each Warrantholder shall be entitled, on exercise of the Exercise Rights attaching to its Warrants, and on the terms and subject to the conditions set out in this Instrument, to convert all or part of the Warrants held by it into Class A Ordinary Shares at the Exercise Ratio. The price to be paid by the Warrantholder to PubCo upon exercise of the Exercise Rights is the product of (i) the Exercise Price, multiplied by (ii) the number of exercised Warrants.

2.3

PubCo undertakes to comply with the terms and conditions of this Instrument and specifically, but without limitation, to give effect to the Exercise Rights in accordance with the terms of this Instrument.

2.4

The Warrants are issued subject to the PubCo Charter and otherwise on the terms and conditions of this Instrument which are binding on PubCo and each Warrantholder and all Persons claiming through or under them.

3	Register and Warrant Certificates

3.1	PubCo shall maintain the Register in accordance with the provisions of Schedule 2.

3.2	PubCo shall, on the day of entering the name of a Warrantholder in the Register, issue to the Warrantholder a Warrant Certificate in respect of that number of Warrant Shares to which it is entitled.

4	Timing for exercise of Exercise Rights

4.1	During the Exercise Period, the Warrants entitle each Warrantholder to exercise its Exercise Rights at any time.

4.2	The Warrants shall be in registered form. Each Warrant shall carry the Exercise Right and shall be transferable in accordance with clause 10 and Schedule 2.

5	Mechanism for Exercising Exercise Rights

5.1	Subject to clause 4.1, if a Warrantholder decides to exercise its Exercise Rights in whole or in part, such Warrantholder may do so by lodging the following items at the Registered Office:

5.1.1	the relevant Warrant Certificate, together with the duly completed Notice of Exercise; and

5.1.2	a bank transfer to the PubCo Bank Account for the aggregate Exercise Price payable for the Warrants in respect of which the Exercise Rights are being exercised.

6	Completion

6.1	Subject to clause 6.3, following a valid exercise of Exercise Rights by a Warrantholder, PubCo shall in accordance with clause 6.2:

6.1.1

allot and issue to the Warrantholder (or to its nominee or trustee, if applicable) the Class A Ordinary Shares to which the Warrantholder is entitled, being a number of Class A Ordinary Shares equal to the product of (x) the number of exercised Warrants, multiplied by (y) the Exercise Ratio; and

6.1.2

cause such Class A Ordinary Shares to be registered in book entry form and registered in PubCo’s share register or register of members (as applicable) in the Warrantholder’s name (or its nominee’s or trustee’s name, if applicable).

6.2

The obligations of PubCo under clause 6.1 shall be fulfilled within two (2) Business Days after the Notice of Exercise is lodged at the Registered Office (the date such obligations are being fulfilled, the “Exercise Date”).

6.3	Warrant Shares issued pursuant to this Instrument:

6.3.1	shall be credited as fully paid;

6.3.2	shall have the rights set out in the PubCo Charter relating to Class A Ordinary Shares; and

6.3.3	shall rank pari passu in all respects with those Class A Ordinary Shares in issue on the Exercise Date.

6.4

If a Warrantholder exercises only some of his/her/its Warrants, a new Warrant Certificate in respect of the balance of the Warrants will be issued and delivered to the Warrantholder within five (5) Business Days of the surrender of that Warrant Certificate (for avoidance of doubt, the date of issuance of the balance of such Warrants shall remain the same).

7	Adjustment

7.1

Share Dividends and Splits. If after the date hereof, and subject to the provisions of clause 7.6 below, the number of outstanding Class A Ordinary Shares is increased by a share dividend payable in Class A Ordinary Shares, or by a split up of Class A Ordinary Shares, or other similar event, then, on the effective date of such share dividend, split up or similar event, the Exercise Ratio shall be increased in proportion to such increase in issued and outstanding shares of Class A Ordinary Shares.

7.2

Aggregation of Shares. If after the date hereof, and subject to the provisions of clause 7.6 below, the number of issued and outstanding Class A Ordinary Shares is decreased by a consolidation, combination or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the Exercise Ratio shall be decreased in proportion to such decrease in issued and outstanding Class A Ordinary Shares.

7.3	Adjustments in Exercise Price. Whenever the Exercise Ratio is adjusted, as provided in clauses 7.1 or 7.2 above, the Exercise Price shall be the same as it was prior to the such adjustment.

7.4

Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than a change addressed in clauses 7.1 or 7.2 above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of PubCo with or into another corporation (other than a consolidation or merger in which PubCo is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of PubCo as an entirety or substantially as an entirety in connection with which PubCo is dissolved, the Warrantholders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrantholder would have received if such Warrantholder had exercised his/her/its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Class A Ordinary Shares addressed in clauses 7.1 or 7.2 above, then such adjustment shall be made pursuant to clauses 7.1, 7.2 and this clause 7.4. The provisions of this clause 7.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

7.5

Notice of Changes in Warrants. PubCo shall send the Warrantholders notice of any adjustments to the Exercise Rights made pursuant to clauses 7.1 to 7.4 as soon as practicable (and within five (5) Business Days) following the relevant resolution of the Board giving effect to or sanctioning the event referred to in clauses 7.1 to 7.4 together with a replacement Warrant Certificate evidencing each Warrantholder’s adjusted Exercise Ratio.

7.6

No Fractional Shares. No fractions of a Warrant Share shall be issued on the exercise of a Warrant. If, by reason of any provisions in this Instrument, any Warrantholder would otherwise be entitled, upon the exercise of its Exercise Rights, to receive a fractional interest in a Warrant Share (after aggregating all fractional Warrant Shares that otherwise would be received by such Warrantholder), PubCo shall, upon such exercise, round down the number of Warrant Shares to be issued to such Warrantholder to the nearest whole number.

7.7

Other Events. In case any event shall occur affecting PubCo as to which none of the provisions of preceding subclauses of this clause 7 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (a) avoid an adverse impact on the Warrants and (b) effectuate the intent and purpose of this clause 7, then, in each such case, the Board shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this clause 7 and, if they determine that an adjustment is necessary, the terms of such adjustment. Without prejudice to the foregoing, PubCo shall not take any action which would result in any adjustment to the Exercise Ratio if, after giving effect thereto, the Exercise Ratio would be increased to such an extent that the Class A Ordinary Shares to be issued on exercise of any Warrants could not, under any applicable law then in effect, be legally issued as fully paid.

8	Undertaking of PubCo

PubCo undertakes to each Warrantholder that during the Exercise Period (except with Warrantholder Consent or pursuant to clause 7 of this Instrument or as otherwise provided in the PubCo Charter), it will keep available for issue and free from preemptive rights sufficient authorised but unissued share capital to satisfy in full the exercise of all outstanding Warrants.

9	Winding up of PubCo

If, during the Exercise Period, an order is made or an effective resolution is passed for winding up or dissolution of PubCo (except for the purpose of implementing a reconstruction, amalgamation or scheme of arrangement on terms previously sanctioned by a special resolution) each Warrantholder will be treated as if, immediately before the date of such order or resolution, such Warrantholder had exercised all the Exercise Rights which remain to be exercised by such Warrantholder and shall be entitled to receive out of the assets which would otherwise be available in the liquidation such sum (if any) as such Warrantholder would have received had such Warrantholder been the holder of the Class A Ordinary Shares to which such Warrantholder would have become entitled by virtue of such exercise, after deducting from such sum an amount equal to the Exercise Price which would have been payable upon such exercise.

10	Transfer of Warrants

The Warrants are transferable in accordance with the provisions of paragraph 2 of Schedule 2.

11	Variation of Rights

11.1

All or any of the rights for the time being attached to the Warrants (including the Exercise Rights) may from time to time (whether or not PubCo is being wound up) be altered or abrogated with Warrantholder Consent and shall be effected by an instrument by way of deed poll executed by PubCo and expressed to be supplemental to this Instrument.

11.2

Modifications to the Instrument which are of a formal, minor or technical nature, or made to correct a manifest error, may be effected by an instrument by way of deed poll executed by PubCo and expressed to be supplemental to this Instrument.

12	Replacement of Warrant Certificates

If a Warrant Certificate is mutilated, defaced, lost, stolen or destroyed, it will be replaced by PubCo upon payment by the Warrantholder of PubCo’s reasonable costs in connection with the issue of the replacement. Mutilated or defaced Warrant Certificates in respect of which replacements are being sought must be surrendered before replacements will be issued.

13	Notices

Any notice to be given to or by the Warrantholders for the purposes of this Instrument shall be given in accordance with the provisions of paragraph 3 of Schedule 2.

14	Termination

This Instrument shall terminate upon the earlier of (i) the end of the Exercise Period or (ii) the date upon which there ceases to be any unexercised Warrants outstanding.

15	Governing Law and Arbitration

15.1

This Instrument and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Cayman Islands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Cayman Islands.

15.2

Any dispute, controversy, difference or claim arising out of or relating to this Instrument, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be that stated in clause 15.1. The seat of this arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in English.

15.3

Notwithstanding the foregoing, nothing in this clause shall prevent any party seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings from any court of competent jurisdiction.

IN WITNESS WHEREOF this Instrument has been executed by PubCo as a deed poll and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by MoneyHero Limited acting by Shaun Kraft, as authorized signatory, in the presence of:
SIGNATURE OF SHAUN KRAFT

SIGNATURE OF WITNESS

Name: Jia Xu Lee Address: 70 Shenton Way, #18-08, EON Shenton, Singapore 079118 Occupation of Witness: Paralegal

[Signature Page to Instrument of MoneyHero Limited Class A Acquisition Warrants]

Schedule 1

Form of Warrant Certificate

MONEYHERO LIMITED (“PubCo”)

(Incorporated under the laws of Cayman Islands with registered number 398798)

WARRANT CERTIFICATE

Certificate No.

Date of Issue of Warrant Certificate:

Date of Issue of Warrants:

Name and Address of Warrantholder:

Number of Warrants:

Class of Warrants: Warrants (Class [A-1][A-2][A-3])

Exercise Price: US$[•] for each Warrant

Exercise Ratio: 0.307212 Class A Ordinary Share(s) for each Warrant (as adjusted from time to time pursuant to clause 7 of the Warrant Instrument)

THIS IS TO CERTIFY that the Warrantholder named above is the registered holder of the number of Warrants specified above, each of which entitles the holder (inter alia) to subscribe for [•] Class A Ordinary Shares in PubCo as calculated in accordance with the terms and conditions set out in the instrument entered into by way of deed poll dated [•] (the “Warrant Instrument”) and subject to the PubCo Charter. Terms defined in the Warrant Instrument have the same meaning when used in this Certificate.

This Warrant Certificate has been executed as a deed and is delivered and takes effect on the date of issue stated at the beginning of it.

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Executed as a deed by MoneyHero Limited

acting by [NAME OF FIRST DIRECTOR],

a director and [NAME OF SECOND DIRECTOR OR SECRETARY],
[a director OR its secretary]

[SIGNATURE OF FIRST DIRECTOR]
Director

[SIGNATURE OF SECOND DIRECTOR OR SECRETARY]
[Director or Secretary]

OR

Executed as a deed by MoneyHero Limited

acting by [[NAME OF DIRECTOR] a director]/[NAME OF AUTHORISED SIGNATORY] as authorised signatory,

[SIGNATURE OF [DIRECTOR]/[AUTHORISED SIGNATORY]]
[Director]/[Authorised Signatory] in the presence of:
Witness Signature:
Name:
Address:
Occupation
Dated: [INSERT DATE]

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Schedule to the Warrant Certificate

Notice of Exercise

To:	MoneyHero Limited

[Address]

with a copy to:

Continental Stock Transfer & Trust Company

1 State Street, 30 FL

New York, New York 10004

Attn:  Compliance Department

We hereby exercise the Exercise Rights over       of the Warrants represented by this Warrant Certificate and enclose a bankers draft for US$       being     the aggregate Exercise Price payable in respect thereof.

We direct PubCo to allot the Class A Ordinary Shares in the following numbers and to the following proposed allottees:

	No. of Class A Ordinary Shares	Name of Proposed Allottee	Address of Proposed Allottee

1

2

3

We agree that the Class A Ordinary Shares are issued to us subject to the PubCo Charter.

Signed by
[•]
For and on behalf of
[•] Limited
Director/Secretary

Lodged by: (agent to whom share certificate(s) should be sent)

Name of Agent:

Address:

For the attention of:

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Schedule 2

Register, Transfer and Notices

1	Register

1.1	PubCo shall keep the Register at the Registered Office and there, entered in the Register:

1.1.1	the names and addresses of the Warrantholders;

1.1.2	the number of Warrants held by each Warrantholder; and

1.1.3	the date on which the name of each Warrantholder is entered in the Register in respect of the Warrants registered in his/its name.

1.2

Any change in the name or address of any Warrantholder shall be notified as soon as reasonably practicable following such change to PubCo which shall cause the Register to be altered accordingly. The Warrantholders or any of them or any Person authorised by any such Warrantholder shall be at liberty at all reasonable time during office hours upon two (2) Business Days’ notice to inspect the Register and to take copies of or extract from the same or any part thereof.

1.3

PubCo shall be entitled to treat the Person whose name is shown in the Register as a Warrantholder as the absolute owner of the Warrant and, accordingly, shall not except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to, or interest in, such Warrant on the part of any other Person whether or not it shall have express or other notice thereof.

1.4

Every Warrantholder shall be recognised by PubCo as entitled to his/her/its Warrants free from any equity, set-off or cross-claim on the part of PubCo, or any original or intermediate holder of such Warrants.

2	Transfers

2.1

No Warrantholder shall be entitled to assign or transfer any rights or obligations under any Warrant without the prior written consent of PubCo, except if such Warrants are assigned or transferred to an Affiliate of such Warrantholder that is a Permitted Transferee.

2.2	The Warrants may not be transferred otherwise than as permitted by paragraph 2.1 above.

2.3	The provisions of Schedule 2 shall regulate any transfer of a Warrant.

2.4

Each Warrant will be registered and will be transferable subject to paragraph 2.1 of this Schedule 2 by instrument of transfer in any usual or common form, or in any other form which may be approved by the Board. PubCo may refuse to register any transfer of Warrants unless it is duly stamped and lodged at the Registered Office accompanied by a certificate for the Warrants to be transferred and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer, but shall register any transfer which is so stamped and lodged, and so accompanied by a certificate or other evidence. Certificates shall be produced by PubCo within two (2) Business Days of a valid transfer lodgement.

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3	Notices

3.1

Each Warrantholder shall register with PubCo an address to which notices can be sent and if any Warrantholder shall fail to do so, notice may be given to such Warrantholder by sending the same by any of the methods referred to in paragraph 3.2 of this Schedule to his/her/its last known place of business or residence or, if none, by exhibiting the same for three (3) Business Days at the Registered Office.

3.2

Notices and other communications to Warrantholders and/or to PubCo shall be in writing and shall be delivered personally, sent by courier or by facsimile process, or if sent to an address, by first class post. In proving service of any notice or other communication sent by post it shall be sufficient to prove that the envelope or wrapper containing the notice or other communication was properly addressed and stamped and was deposited in a post box or at the post office. In proving service of a notice or other communication sent by facsimile process it shall be sufficient to prove that the facsimile message was properly addressed and despatched.

3.3

A notice or other communication given pursuant to the provisions of paragraph 3.2 of this Schedule must be in writing in the English language and must be given by, delivered at or sent by first class post or other faster service or facsimile transmission or other means of electronic communication to the latest known postal address, relevant facsimile number or electronic communication (email) address of PubCo or the Warrantholder (as applicable). In the absence of evidence of earlier receipt, any notice or document shall be deemed to have been served: (i) if delivered, at the time of delivery; (ii) if posted, at 10.00 a.m. on the seventh (7th) Business Day after it was put into the post; or (iii) if sent by facsimile or email, at the time of completion of transmission.

3.4

All notices and other communications with respect to Warrants registered in the names of joint registered holders shall be given to whichever of such Persons is named first in the Register and any notice so given shall be sufficient notice to all the joint registered holders of such Warrants.

3.5

Any Person who, whether by operation of law, transfer or other means whatsoever, becomes entitled to any Warrant shall be bound by every notice properly given to the Person from whom such Person derives his/its title to such Warrant.

3.6

When a given number of days’ notice is required to be given, the day of service shall be included but the day upon which such notice will expire shall not be included in calculating the number of days. The signature to any notice to be given by PubCo may be written or printed (including electronically).

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